Exhibit 10.13

PJT PARTNERS HOLDINGS LP

RESTRICTED BONUS COMPONENT AGREEMENT

This AGREEMENT (“Agreement”) is entered into as of January __, 2016, by and between PJT Partners Holdings LP, a Delaware limited partnership (the “Partnership”), and _______ (the “Partner”).

WHEREAS, the Partnership, in its sole discretion, may pay the Partner an annual bonus based on, among other factors, the performance of the Partnership and the Partner; and

WHEREAS, the Partner was previously provided with a copy of the Partner’s 2015 Compensation Summary attached hereto, setting forth the Partner’s discretionary bonus in respect of the Partnership’s 2015 fiscal year (the “Discretionary Bonus”), which identifies the “Cash Bonus with Clawback” portion of the Discretionary Bonus (the “Restricted Bonus Component”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Restricted Bonus Component. Subject to the terms and conditions of this Agreement including the repayment obligations set forth herein, the Restricted Bonus Component shall be paid as follows: 50% by January 15, 2016 and 50% by April 15, 2016.

2. Return of Restricted Bonus Component. In consideration for the Partnership’s payment to the Partner of the Restricted Bonus Component:

(a) In the event that the Partner’s service is (i) terminated by the Partnership with Cause (as defined in the PJT Partners Inc. 2015 Bonus Deferral Plan) or (ii) the Partner resigns for any reason (other than a resignation for “Good Reason” to the extent applicable under the partner or similar agreement entered into between the Partner and the Partnership), following the date hereof, the Partner covenants and agrees that within five business days of such termination of service, the Partner shall repay to the Partnership an amount based on the gross amount of the Restricted Bonus Component, in accordance with the following schedule:

Date of Termination of Service	Percentage of the Gross Restricted Bonus Component That Has Been Paid Required to be Returned	Percentage of Original Restricted Bonus Component No Longer Subject to Repayment
On or before December 31, 2016	100%	0
January 1, 2017 - December 31, 2017	66%	34%
January 1, 2018 – December 1, 2018	33%	67%
On or after January 1, 2019	0	100%

(b) In the event that the Partner’s service is terminated due to Retirement (as defined in the PJT Partners Inc. 2015 Bonus Deferral Plan), the Partner shall not be subject to Section 2(a) above unless  the Partner engages in any activity that would constitute a violation of any non-competition covenants to which the Partner is subject under the Participant’s partner or similar agreement with the Partnership (including all schedules and exhibits thereto), determined without regard to the actual duration of such non-competition covenants thereunder.

(c) In the event (i) of a Change in Control (as defined in the PJT Partners Inc. 2015 Bonus Deferral Plan) or (ii) the termination of the Partner’s service by the Partnership without Cause, the Partner’s resignation for “Good Reason” (to the extent applicable under the partner or similar agreement entered into between the Partner and the Partnership), or the Partner’s death or Disability (as defined in the PJT Partners Inc. 2015 Bonus Deferral Plan), the Partner shall not be subject to Section 2(a).

3. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement shall supersede all prior communications, representations and agreements with respect to the subject matter hereof, either oral or written, between the parties.

(b) Amendments and Waivers. This Agreement may not be modified or amended except by a written instrument signed by both parties. Any party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.

(c) Right of Offset.  To the extent not otherwise expressly prohibited by law, by accepting the Restricted Bonus Component, the Partner hereby consents to the enforcement of the Partner’s repayment obligations under Section 2 of this Agreement by the Partnership, including without limitation, by deducting from any amounts or other obligations that the Partnership owes to the Partner, by cancelling for no consideration any outstanding equity awards in the Partnership or its affiliates that may continue to be held by the Partner, or by demanding the sale or return of shares of common stock in PJT Partners Inc. that are held by the Partner; provided, that, with respect to offsets against any nonqualified deferred compensation that is subject to Section 409A of the Internal Revenue Code, the amount of offset compensation shall be included in income for the Partner as and when due, and the amount of the offset will be net of withholding taxes.  The Partner hereby acknowledges and agrees that such offset is for the benefit of the Partner as well as the Partnership.

(d) Successors. The obligations of the Partnership under this Agreement shall be binding upon the successors of the Partnership.

(e) Governing Law. The Agreement shall be subject to and construed in accordance with the laws of the State of New York.

(f) Arbitration; Venue. Any dispute, controversy or claim between the Partner and the Partnership arising out of or concerning the provisions of this Agreement shall be finally resolved in accordance with the arbitration provisions (and the jurisdiction, venue and similar provisions related thereto) of the partner or similar agreement with the Partnership to which the Partner is a party.

(g) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PJT PARTNERS HOLDINGS L.P.

By:	PJT PARTNERS INC., its general partner

By:
		Name:	James W. Cuminale
		Title:	General Counsel

By:
Partner